Installment Promissory Note
                          ---------------------------

 1. Promise to Pay. In consideration of the receipt of $1,000.00, the undersigned promises to pay to the order of Laurence C. Mead the sum of $1,000.00, with interest thereon at the rate of 11.5% per annum, in four monthly installments of principal and interest of $172.30 and two monthly installments of principal and interest of $172.31 commencing November 1, 1995. This Note is payable at 7820 Northway Drive, Hanover Park, IL 60103.

 2. Governing Law. This instrument shall be governed by the laws of the State of Illinois, and specifically the Uniform Commercial Code of the State of Illinois, as in effect from time to time.

      DATE:  October 18, 1995


     STEVIA COMPANY, INC.
     1940 East Devon Avenue
     Elk Grove Village, IL 60007




                                            /s/ Fred K. Suzuki /s/
                                            _________________________________
                                            Fred K. Suzuki, President



                                            /s/ Lauane C. Addis /s/
                                            _________________________________
                                            Lauane C. Addis, Secretary

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